Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-165142 on Form S-1 of our report dated May 6, 2011 relating to the consolidated financial statements of Force10 Networks, Inc. (formerly known as Turin Networks, Inc.) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new guidance related to the accounting for preferred stock warrants) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

May 6, 2011